Exhibit 10.26


                             FOURTH AMENDMENT TO THE
                    ALAMCO, INC. SAVINGS AND PROTECTION PLAN
                            (AS AMENDED AND RESTATED
                           EFFECTIVE JANUARY 1, 1991)

            Pursuant to Section 11.1 of the Alamco, Inc. Savings and Protection plan, effective as of October 1, 1987, as amended and restated as of January 1, 1991 (the "Plan") and resolutions adopted by the Board of Directors of Alamco, Inc., the Plan is hereby amended, effective January 1, 1996 in the following respects:

                  WHEREAS, the Company has discovered a discrepancy with the manner in which it has allocated Basic Contributions as well as forfeited Matching Contributions between that provided for in the Alamco, Inc. Savings and Protection Plan, as amended (the "Plan"); and

                  WHEREAS, the Company is desirous of amending the Plan in order to correctly reflect the proper methodology for allocation of the funds set forth above.

                  NOW THEREFORE, be it resolved that the Directors hereby agree to amend the Plan as follows effective January 1, 1996.

                  1. Section 2.22 is amended and restated in its entirety to read as follows:

                        "Entry Date" shall mean each June 30 and
            December 31; provided, that the Entry Dates prior to January 1, 1996, were October 1, 1987, and each subse-quent January 1 and July 1.

                  2. Section 5.1(b) is amended and restated in its entirety to read as follows:

                        The Recordkeeper shall establish on its books a Basic
            Contribution Account and a Matching Contribution Account in the name of each Participant. Each Participant's Basic Contribution Account shall be credited with the Basic Contributions allocated to such Participant, credited with forfeitures from the Basic Contribution Accounts of other Participants allocated to such Participant, credited or debited with its share of gains or losses of the Trust Fund, and debited for distributions from such account. Basic Contributions and forfeitures from Basic Contribution Accounts shall be reallocated to other Participants on the basis of each Partici-pant's Compensation, when expressed as a percentage of the total of all Participant's Compensation. Each Participant's Matching Contri-bution Account shall be credited with Matching Contributions made on behalf of such Participant, credited with forfeitures from the Matching Contribution Accounts of other Participants allocated to the Participant, credited or debited with its share of gains or losses of the Trust Fund, and debited for distributions from such account. Forfeitures from Matching Contribution Accounts shall be reallocated to other Participants on the basis of each Particip-ant's Deferrals for the Plan Year, when expressed as a percentage of all Participant's Deferrals for such Plan Year. A Participant shall receive an allocation of Basic Contributions and forfeitures only if he is employed by the Employer on the last day of the period for which such Basic Contribution is made or in which such forfeiture occurs. A Participant shall be credited with Matching contributions made on his behalf only if he is employed by the employer on the last day of the period for which such Matching Contribution is made.


            IN WITNESS WHEREOF, Alamco, Inc. has caused this Fourth Amendment to be signed by its duly authorized officers as of this 12th day of December, 1996.

ATTEST:                             ALAMCO, INC.



By: /s/ Jane Merandi          By:  /s/ John L. Schwager
----------------------        ------------------------------------
Its:   Secretary                Its:  President and Chief Executive
                                            Officer